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Exhibit 21.1

The subsidiaries of the Registrant as of December 22, 2009, are:

  Heritage Oaks Bank
  CCMS Systems, Inc.
  Heritage Oaks Capital Trust II
  Heritage Oaks Capital Trust III

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  Exhibit 21.1